LEASE AGREEMENT (THE “AGREEMENT”) ENTERED INTO BY AND BETWEEN ELAMEX DE JUAREZ, S.A. DE C.V., REPRESENTED HEREIN BY MS. ALMA DELIA DIAZ BUSTILLOS IN HER CAPACITY AS LEGAL REPRESENTATIVE, (HEREINAFTER REFERRED TO AS THE “LANDLORD”); AND BY INTERNATIONAL MANUFACTURING SOLUTIONS OPERACIONES, S. DE R.L. DE C.V., REPRESENTED HEREIN BY MR. TOBY MALCOLM SPOON MIDDLETON IN HIS CAPACITY AS LEGAL REPRESENTATIVE (THE “TENANT”), PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS:

I.	LANDLORD represents through its attorney-in-fact as follows:

A.
It is a duly incorporated and validly existing corporation pursuant to the laws of the Republic of Mexico which is evidenced in public deed number 2,173 dated January 25, 1972, granted before the attestation of Mr. José Reyes Estrada Aguirre, Notary Public No. 18 for the Bravos Judicial District in Ciudad Juárez, and registered in the Commercial Records’ Office in Ciudad Juárez, under entry No. 104, of Book No. 172 of the Commerce Section of the Public Records Office of this City.

B.
It is the beneficial owner of a tract of land with a total area of 24,481.56 square meters (equivalent to approximately 262,345 square feet) hereinafter referred to as the “Land” and a building for industrial use built on the Land with a total constructed area of 67,541 square feet (equivalent to approximately 6,277.00 square meters, hereinafter referred to as the “Building”).  The Land and the Building are located at the Parque Industrial Fernández in Cd. Juárez, Chihuahua, Mexico.  The Land and the Building are shown in the blueprint attached hereto as Exhibit “A” hereinafter referred to collectively as the “LEASED PROPERTY”.

C.	The official address for the LEASED PROPERTY is Calle Mayas #7710, Parque Industrial Fernández, Cd. Juárez, Chihuahua, Mexico.

D.
That the LEASED PROPERTY can be used by TENANT for the operation of a manufacturing company whether under a maquiladora authorization or any other type of customs authorization or without for the assembly, repair and manufacturing of parts and components, use which also includes the fabrication and manufacture of medical devices and other products and fulfillment of products in the orthodontic and dental industry, so long it is a light and clean industry  and activities related to same, and under no circumstances the LEASED PROPERTY shall be used for heavy industry activities, pursuant to the zoning authorization (“licencia de uso de suelo”) issued by the competent authorities of Cd. Juárez, Chihuahua.

E.	On November 3, 2004, it entered into with TENANT, a certain lease agreement (the “Original Lease”) covering the LEASED PROPERTY.

F.
Ms. ALMA DELIA DIAZ BUSTILLOS represents that she has the legal capacity to execute this Agreement on behalf of its principal, as evidenced through public deed no. 10,909, dated November 26, 2003 and granted before Mr. Oscar Cayetano Becerra Tucker, notary public No. 28 in the city of Juárez, Chihuahua and registered in the Commercial Records’ Office, of Ciudad Juárez, Chihuahua, Mexico under Entry No. 43, page 87, Volume 227, of the First Book of Commerce.  A copy thereof is attached hereto as Exhibit “B”.

G.	It has the following taxpayer’s registry number: EJU-931022-T68.

H.	It is its intent to continue leasing to the TENANT the LEASED PROPERTY, pursuant to the following terms and conditions.

II.	TENANT has accepted and through its legal representative states as follows:

A.
It is a duly incorporated company pursuant to the laws of the Mexican Republic, as evidenced in public deed no. 8,802 dated April 8th. of 2003 and granted before Mr. Oscar Becerra Tucker,Notary Public No.28th. in the city of Juarez, State of Chihuahua, Mexico.

B.	As the result of entering with LANDLORD a lease agreement prior to the Original Lease, it currently occupies and has occupied the LEASED PROPERTY since June 3, 2003.

C.
Mr. TOBY MALCOLM SPOON MIDDLETON represents that he has the legal capacity to execute this Agreement for and on behalf of his principal and to the date hereof, said authority has not been attended or revoked in any fashion, as it is evidenced through the submission of public deed number 4,082 dated September 27th., granted before Mr. Manuel del Villar y Garza Notary Public number 9th. in the jurisdiction of the Bravos District, State of Chihuahua and registered at the Public and Commercial Records Bureau of this City under entry 5, page 8, of Volume 222 of the First Book of Commerce.  Copy of the above-mentioned document is attached hereto as Exhibit “C”.

D.	It has the following taxpayers’ number IMS 030409FZ0

E.	It is its intent to continue leasing from LANDLORD the LEASED PROPERTY, pursuant to the following terms and conditions.

III.	Both LANDLORD and TENANT though their duly appointed legal representatives jointly state as follows:

A.	That the term of the Original Lease automatically expired on June 30, 2008.
B.	That as the result of the negotiations of this Agreement; having been extended to the date hereof, they extended the term of the Original Lease to expire on July 31, 2008.

C.	That it is their free will to enter into this Agreement.

D.	That in the execution hereof, there has been no error, duress, bad faith, or scienter which may invalidate or nullify, totally or partially the consent granted by the executing parties.

IN WITNESS WHEREOF, the parties hereto agree as follows:

CLAUSES:

FIRST.                                 LEASE.

1.1.                      Pursuant to the terms of the Agreement, and pursuant to the provisions set forth under Article 2096 of the Civil Code for the State of Chihuahua, LANDLORD leases to TENANT and TENANT will take under lease the LEASED PROPERTY as stipulated herein below.

SECOND.                                           OCCUPANCY BY TENANT.

2.1
TENANT shall utilize the LEASED PROPERTY for the operation of a manufacturing company whether under a maquiladora authorization or any other type of customs authorization or with out, for the assembly, repair and manufacturing of parts and components, use which also includes the fabrication and manufacture of medical devices and other products and fulfillment of products in the orthodontic and dental industry, so long  it is a light and clean industry and activities related to same and under no circumstances the LEASED PROPERTY shall be used for heavy industry activities.  TENANT shall not be able to utilize the LEASED PROPERTY in a way other than the stipulated in this paragraph, unless it obtains the prior written authorization from LANDLORD, which will not be unreasonably withheld.

2.2
Likewise, TENANT assumes full responsibility for maintaining and renewing during the TERM of this Agreement, as such concept is hereinafter defined, all the licenses, permits and authorizations required to continue its operations in the LEASED PROPERTY as required by any federal, state or municipal authorities, including but not limited to the Ministry of the Environment and Natural Resources (SEMARNAT), PROFEPA and the Municipal Government of Cd. Juárez, Chihuahua, in order for said licenses to remain in full force and effect at all times.  TENANT binds itself to deliver copies to LANDLORD at any time and upon written request throughout the period of time during which TENANT occupies the LEASED PROPERTY, of the licenses and their respective renewals.

2.3
TENANT binds itself to conduct its activities in the LEASED PROPERTY in strict compliance with all of the legal provisions of either federal, state or municipal nature, in which case TENANT binds itself to maintain the LEASED PROPERTY and/or LANDLORD free and clear from any responsibility, obligation, liability, loss, damages, penalties, claims, actions, lawsuits, legal fees and other related expenses that may be assessed upon the LEASED PROPERTY and/or LANDLORD for acts and omissions of TENANT that may constitute any violations of said provisions.

2.4
Throughout all the time during which TENANT continues occupying the LEASED PROPERTY, TENANT will not be able to utilize inside, transport to and/or from, store, release or handle inside of or within the perimeter of the LEASED PROPERTY, any Hazardous Material (as such concept is defined under Section13.2 hereof) other than those which TENANT uses in its ordinary course of the Permitted Use under Section 2.1 hereunder.

2.5
TENANT under its own cost and risk may install in the LEASED PROPERTY any fixtures, equipment or furniture which TENANT deems convenient in the understanding that (i) same shall be installed in such a fashion that upon being removed, no damages be caused to the LEASED PROPERTY and (ii) TENANT delivers to LANDLORD material possession of the LEASED PROPERTY upon the expiration of the Term hereof, or for any other reason, in the same condition and good order in which same was received, save for the normal wear and tear resulting from the normal use when TENANT first received possession of the LEASED PROPERTY under the Original Lease.  The removal of the improvements, which TENANT will conduct upon surrender of the LEASED PROPERTY, shall be concluded prior to the date of termination hereof. TENANT shall also be exempt from removing any improvements, construction, modifications or alterations previously approved by LANDLORD, including those found installed at the execution hereof and which are identified in a list attached hereto as Exhibit “D”, the foregoing pursuant to the provisions set forth in clause 2.9 hereof.

2.6
TENANT binds and agrees to repair all the damages that may be caused to the LEASED PROPERTY resulting from the installation and/or removal of the fixtures, equipment and furniture owned by TENANT that should not otherwise remain in the LEASES PROPERTY as per Section 2.9 hereof.

2.7
TENANT must undertake the installation and removal of its fixtures, equipment, furniture, signs, commercial placards, or advertisements which may be necessary for the identification of its business, pursuant to the applicable legal provisions, being the only and sole party responsible for any breach thereto.  TENANT’s existing signs are hereby approved by LANDLORD. TENANT shall not be required to obtain LANDLORD’s prior authorization to install temporary advertisements which do not require physical alteration to the LEASED PROPERTY for its placement through which TENANT intends to inform the public at large of any situation or circumstance pertaining to TENANT such as vacancy advertisements, prices and acknowledgements acquired, etc.

2.8
The TENANT may not change the basic structure, the external appearance or basic utility services of the building which is part of the LEASED PROPERTY, nor make any structural alterations without the express written authorization of the LANDLORD, which authorization shall not be unreasonably withheld.  The TENANT is hereby authorized to make minor, non-structural alterations or modifications to the LEASED PROPERTY, not exceeding USD. $25,000  (Twenty Five Thousand dollars 00/100) in cost per occurrence, at its own risk and expense, so long as they do not alter or impair the structure of the building which is part of the LEASED PROPERTY, or the basic nature of said LEASED PROPERTY. In the event TENANT desires to make major alterations to the LEASED PROPERTY, exceeding USD $25,000 (Twenty Five Thousand dollars 00/100), TENANT shall notify 15 days in advance to the LANDLORD in writing, including drawings and technical specifications of such alterations, and the LANDLORD shall respond in no more than 15 days to such request, and such authorization shall not be unreasonably withheld.

2.9
Upon the termination of this Agreement, all of the permanent constructions, alterations, extensions or improvements conducted by TENANT in the LEASED PROPERTY with the LANDLORD’S prior written consent, will remain for the benefit of the LEASED PROPERTY and TENANT agrees that LANDLORD shall not be bound to pay TENANT any consideration for such concepts.  In any event, TENANT shall be entitled to remove all of its furniture, fixtures, assets, chattel goods and equipment owned by TENANT upon termination of this Agreement, subject to Clause 2.6.

THIRD.	TERM OF THIS LEASE AND TERMINATION.

3.1
The term of this Agreement shall be five (5) years, mandatory and binding for both TENANT and LANDLORD  (hereinafter referred to as “TERM”) and shall commence on  August 1, 2008 (hereinafter referred to as the “COMMENCEMENT DATE”) and shall terminate on July 31, 2013 (hereinafter referred to as “TERMINATION DATE”).  Pursuant to the Original Lease, TENANT hereby acknowledges that it has held continuous and uninterrupted possession of the LEASED PROPERTY since approximately June 2, 2003. Further, the parties hereto covenant and agree that TENANT shall continue in possession of the LEASED PROPERTY pursuant to the terms hereof.

3.2
 In the event that TENANT during the TERM wishes to terminate this Agreement prior to the TERMINATION DATE in addition to the obligations assumed by virtue hereof, TENANT binds itself to pay LANDLORD the balance of the rent as it  becomes due every month from the early termination through the TERMINATION DATE regarding the TERM, as damages caused by such early termination to LANDLORD included but not limited to attorneys fees and brokerage fees until and to the extent the LEASED PROPERTY is leased by LANDLORD to a third party, for a term equal to or greater than the mandatory term hereof under Clause Third, at which time the rental payments by TENANT shall end if the rents paid by the new tenant are equal to or greater than the Rent due by TENANT.  In any case, TENANT shall remain bound to pay LANDLORD any deficiencies under a new lease as to the TERM and Rent not covered by the new lease.   Early termination pursuant to this Clause shall not be deemed termination for TENANT’s breach so long as TENANT fulfills its obligations hereunder and amounts paid by TENANT hereunder will be LANDLORD’s sole remedy.

3.3
Renewal Term.  Provided that (i) this Lease shall be in full force and effect, (ii) no Event of Default shall be continuing hereunder, and (iii) TENANT and Guarantor (as such concept is defined in Clause 18 hereunder), shall be at least as creditworthy as on the date thereof, TENANT shall have the right to extend the Term for two (2) consecutive periods of five (5) years each (each, an "Extension Term").  The first Extension Term shall commence on the day after the Expiration Date and shall expire on the day prior to the five (5) year anniversary of such commencement, and the succeeding Extension Term shall commence and expire in the same manner, unless the TERM or any Extension Term shall sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to Law. TENANT shall exercise its options hereunder by giving LANDLORD written notice of such election (along with reasonable evidence that TENANT and Guarantor remain at least as creditworthy as on the date hereof) no later than six (6) months prior to the Expiration Date or the expiration date of the succeeding Extension Terms, as applicable, and upon the giving of such notice and evidence, and the parties hereto agree on the price of the Annual Rent (as such concept is defined under Section 4.1 hereunder) to be paid during each of the Extension Terms, this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the exception of the document evidencing the parties hereto agreement regarding the Annual Rent to be paid during the corresponding Extension Term, with the same force and effect as if the Extension Term(s) had originally been included in the Term and the Expiration Date shall thereupon be deemed to be the last day of the applicable Extension Term.

FOURTH.	RENT.

4.1    TENANT binds itself and agrees to pay LANDLORD and LANDLORD agrees to receive as rent for the LEASED PROPERTY for the first year starting on  July 1, 2008, the annual amount (“Annual Rent”) of $364,721.40 (three hundred sixty-four thousand seven hundred twenty-one Dollars with 40/100, legal currency of the United States of America), to be paid in monthly installments (“Monthly Rent”) of $30,393.45 (thirty thousand three hundred ninety-three Dollars with 45/100, legal currency of the United States of America). This rent is based on USD$5.40 (five Dollars 40/100) per square foot of the area of the Building, per year.  Each subsequent year, the Annual Rent will be adjusted in the same percentage to the increase experience in the United States of America and recorded by the Consumer Price Index (CPI All Items) with respect to the preceding twelve-month (12) period, as published by the United State Department of Labor, however said rent I just mentioned at no time at no time shall exceed by 3% (three per cent).

4.2
During the first five (5) business days of each month, TENANT agrees and binds itself to make payment of the Monthly Rent, by way of a check, which TENANT shall either deliver to LANDLORD at the LANDLORD’S domicile identified in Clause 15.1, or by wire transfer, which TENANT shall make in any of the following bank accounts of LANDLORD:

Account Number:                                                      72061171435
Currency:                                                 US Dollars (legal currency of the United States of       America)

Beneficiary:	Elamex de Juárez, S.A. de C.V.
Banking Institution:	JP MORGAN CHASE BANK, N.A.
Location:	EL PASO, TX.
ABA Number:	113000609

4.3
LANDLORD may, from time to time, designate a different bank account by providing written notice to TENANT, but in no event shall LANDLORD provide less than thirty (30) days written notice to TENANT of a change in bank accounts.  The foregoing shall not prevent LANDLORD from negotiating or assigning its rights deriving herefrom to any Mexican or foreign banking institution.

4.4
At the request of LANDLORD, TENANT binds itself to provide LANDLORD evidence of any wire transfer made pursuant to the terms agreed in this Section 4.2, which may include a copy of the report documentation regarding the deposit at LANDLORD’s domicile.

4.5
TENANT shall pay the Monthly Rent in dollars, legal currency of the United States of America, notwithstanding the foregoing, the parties agree that TENANT may make the payment of the Monthly Rent in Mexican Pesos, legal currency of Mexico at the rate of exchange Peso/Dollar for the purchase of dollars in effect by BBVA Bancomer, S.A. on the date when the corresponding payment is made,

4.6
In the event TENANT fails to pay the Monthly Rent to LANDLORD during the first five (5) business days of each month, the Monthly Rent shall generate interest in arrears to be paid by TENANT and to be calculated on a daily basis at the rate of one point five percent (1.5%) per month over the outstanding balance of the Monthly Rent, to be calculated as of the date in which TENANT should have made the payment and through the effective date of payment and payable every month pursuant to this clause.

4.7
LANDLORD covenants and agrees to deliver to TENANT with respect to any payment of rent done by TENANT in favor of LANDLORD pursuant to the terms hereof, the receipt covering the corresponding payment which should comply with all of the requirements set forth by the applicable tax laws and regulations, at the latest within the five (5) calendar days following the date when TENANT made the wire transfer referred to in Section 4.2 hereof or as of the date when TENANT has performed the respective payment at LANDLORD’s domicile.

FIFTH.                                TAXES AND EXPENSES.

5.1
LANDLORD shall only be responsible for the payment of its Income Tax and Flat Rate Tax Over Enterprises (IETU), pursuant to the applicable laws.  On the other hand, TENANT shall be responsible for the payment of any other taxes assessed upon the LEASED PROPERTY or this Agreement or any combination of both, including the Value Added Tax applicable to the Monthly Rent to be paid pursuant to the terms of this Agreement and The Property Tax (Impuesto Predial) with respect to the LEASED PROPERTY.

5.2
With respect to The Property Tax, LANDLORD and TENANT agree that, at LANDLORD’S options, the party responsible for processing and effectuating said payment shall be LANDLORD; and that it shall be the obligation of TENANT to reimburse LANDLORD for the full amount paid by LANDLORD.

5.3	TENANT shall be responsible for the payment of any penalty or fine collected for late payment on the property tax if such penalty or fine results from acts or omissions of TENANT.

5.4
TENANT shall pay LANDLORD interest in arrears calculated at the rate of eighteen percent (18%) per year and in the terms stipulated in Section 4.6 of this Agreement, if after the property tax has been invoiced to TENANT by LANDLORD, TENANT fails to pay same pursuant to the terms of Section 5.2 hereof.

SIXTH.                                MAINTENANCE, REPAIRS AND REPLACEMENTS.

6.1
LANDLORD shall at all times during the Term hereof maintain and repair, at its own cost and expense, the Building foundation, structure of the floors and walls and structure of the roof (including supporting members but excluding roof insulation, roof water leaks, heating and air conditioning systems).  In addition, LANDLORD shall replace the roof of the Building at its own cost and expense at the end of its useful life subject to Clause 6.4 hereof.

6.2
TENANT shall maintain and repair, at this own cost and expense, the interior of the Building including interior and exterior paint, roof cover and flashing as well as insulation, insulation maintenance, the air conditioning, heating and fire prevention systems and prevention such landscaping as may be presently on the LEASED PROPERTY. All of the installations, infrastructure and fixtures described in the inventory attached hereto as Exhibit “E”, form part of the LEASED PROPERTY.

6.3
TENANT binds itself to replace the installations, infrastructure and fixtures to which reference was made in Section 6.2 above, when required due to the negligence or lack of compliance on the part of TENANT with its maintenance  obligations as set forth in this Agreement..

6.4
LANDLORD shall be bound to replace the installations, infrastructure and fixtures of the Building mentioned in Clause 6.2 including the roof, when the useful normal expected life of same has expired, provided however TENANT  complied with its maintenance obligations and such replacement is not required due to TENANT’S negligence or fault.

6.5
LANDLORD agrees and covenants to carry out within a 6 month term, following the date of execution hereof, those improvements to be agreed between LANDLORD and TENANT, which total price will not exceed the amount of USD$100,000.00 (one hundred thousand dollars 00/100) legal currency of the United States of America.

6.6
TENANT at all times during the TERM hereof shall maintain the LEASED PROPERTY (as described on Exhibit “A”) in good order and will not allow the accumulation of trash, wastes, debris or other similar materials within the LEASED PROPERTY or in the loading and unloading areas.

SEVENTH.                                           INDEMNIFICATION.

If either of the parties of this Agreement is deemed or found to be responsible for any obligation assumed by the other party, the party bound to comply with said obligation under this Agreement, agrees to indemnify and maintain free of any responsibility the non-bound party hereunder with respect to any claim, lawsuit, damage or losses and to reimburse any cost or expense incurred by said non-bound party.

EIGHTH.	UTILITIES.

TENANT states that to the date hereof, it has hired the public services of sewage, water, telephone, natural gas and electricity and are connected and servicing the LEASED PROPERTY exclusively, and that TENANT will continue being responsible for the hookup and payment at all times of all such utilities of which it shall be user.

NINTH.                                ASSIGNMENT AND SUBLETTING.

9.1
TENANT shall not assign the rights and obligations assumed under this Agreement nor sublet the LEASE PROPERTY without the prior written consent of LANDLORD, which consent shall not be unreasonably withheld.

LANDLORD shall have the right to retain, when received, any rent and other sums paid by an assignee or sublessee in connection with a permitted assignment or sublease which exceeds the rent provided for in this Lease (allocated on a per square foot basis).

9.2
In the event of breach on the part of TENANT to the covenants in this Clause, LANDLORD shall have the right to unilateral termination of this Agreement, in which case the contractual Penalty Clause contemplated under Clause 15.4 hereof shall become applicable.

9.3
Notwithstanding the above, provided (i) this Lease be in full force and effect, (ii) no Event of Default shall be continuing hereunder, and (iii) the petitioner assignee or sublessee and its proposed guarantor are creditworthy as on the date thereof, upon written request by Align Tech (“Align”), a company incorporated pursuant to the laws of the State of Delaware, with domicile at 881 Martin Avenue, Santa Clara, California, United States of America, TENANT agrees and covenants to assign its rights and obligations pursuant to this Agreement or sublet the LEASED PROPERTY, as the case may be, and LANDLORD agrees and covenants to accept Align as new tenant or any of its Mexican subsidiary indicated in the written request.

9.3.1
In such event, LANDLORD’s consent set forth in Section 9.1 will not apply in the event Align decides to sublet the LEASED PROPERTY or any portion thereof, to any of its subsidiaries or to TENANT.  The term “subsidiary” used in this Section 9.3, refers to any entity of which 50% or more of its equity is owned or controlled by Align.

9.4
Assignment by LANDLORD. LANDLORD may assign in whole or in part its rights and obligations derived from this Lease Agreement, including its collecting rights, as well as to transfer title to and/or mortgage or in any other manner to encumbrance or constitute guaranties over the Leased Property and/or the rights derived from this Lease Agreement to any third party without requiring prior TENANT’s authorization, in which case, LANDLORD shall notify TENANT of any Assignment made by it, within the thirty (30) days following thereof.

TENTH.                                PAYMENT WITHHOLDINGS.

10.1
TENANT shall make payments due hereunder in a timely fashion with respect to each one of the amounts to which LANDLORD is entitled pursuant to the terms hereof and pursuant to the applicable law and regulations, and TENANT expressly waives any right which it may have to withhold or offset any amounts with respect to any of such payments.

ELEVENTH.	LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS.

11.1
If TENANT at any time fails to comply with any of its obligations assumed under this Agreement, LANDLORD will notify in writing with thirty (30) calendar days in advance (or without notification in the case of acts which require immediate action) and without waiving or releasing TENANT of its obligations, may (but will not be bound to) perform any act which must be carried out by TENANT in compliance with this Agreement and will be able to enter the LEASED PROPERTY for such a purpose and to undertake any actions that may become necessary for complying with the obligations assumed by TENANT.  All amounts paid by LANDLORD and all the expenses incurred by LANDLORD with respect to the compliance with obligations on the part of TENANT, so long as these are reasonable and supported by the corresponding legal invoices, shall be reimbursed by TENANT to LANDLORD within a term not to exceed thirty (30) calendar days as of the date of payment request.  The lack of payment on the part of TENANT within the term stipulated above, shall yield an interest calculated pursuant to the terms under Clause 4.5 of this Agreement.

TWELFTH.	TENANT’S RIGHT TO PERFORM THE OBLIGATIONS OF LANDLORD.

12.1
If LANDLORD at any time fails to comply with its obligations under this Agreement, TENANT through a written notification with thirty (30) calendar days in advance (or without notification in the case of acts which require immediate action) and without waiving or releasing LANDLORD of any obligations may (but will not be bound to) perform any act which LANDLORD is bound to undertake in compliance with this Agreement and for such a purpose may take any and all actions necessary to comply with the unfulfilled obligations on the part of LANDLORD.  All the amounts paid by TENANT and all the expenses incurred by TENANT with respect to the compliance with any obligation on the part of LANDLORD, so long as it is reasonable and supported by the corresponding legal invoices, shall be paid by LANDLORD to TENANT within a term not to exceed thirty (30) calendar days as of the payment request.  The lack on the part of LANDLORD to make such a payment within the above-stated term, shall generate an interest in arrears calculated pursuant to the terms of Section 4.6 of this Agreement.

THIRTEENTH.	ENVIRONMENTAL.

13.1
TENANT shall be responsible with respect to any Hazardous Material or Waste affecting the LEASED PROPERTY, which may be present as a consequence of the activities undertaken in the LEASED PROPERTY by TENANT during its possession and occupation of the LEASED PROPERTY.

13.2
“Hazardous Materials” for the purposes of this Agreement, shall be defined as any hazardous, toxic, or chemical substance, wastes or other regulated materials by the applicable Environmental Laws (as such concept is defined hereinabove) including but not limited to electrical equipment and equipment of any kind containing polychlorated biphenyls (“PCBs”), oils, lubricants and other type of oils or hydrocarbon, asbestos products, underground tanks, chemicals and other substances which are known to be hazardous to persons, property or the natural resources as well as any other material or substance which composition or physical or chemical state may be corrosive, reactive, toxic, explosive flammable or biologically infectious; as well as explosives, guns or any other type of movables and substances regulated by the Ministry of Defense (SEDENA).

13.3
“Environmental Laws” for the purposes of this Agreement shall be defined as any law, regulation, rule or order which currently exists or subsequently adopted in the future by any governmental or protection of the environment authority authorized in Mexico, of either federal, state or local level including but not limited to, the Law of Ecological Equilibrium and Protection of the Environment, its Executive Regulations and the Official Mexican Standards (NOMs).

13.4
In any event, TENANT shall be responsible before LANDLORD and shall maintain LANDLORD protected against acts or proceedings by the environmental authorities or by third parties, which stem from allegations of contamination and/or breach of any applicable Environmental Laws by TENANT during the occupation of the LEASED PROPERTY by TENANT.  In the event that the parties are uncertain whether contamination found on the LEASED PROPERTY is attributable to the acts of third parties, TENANT or LANDLORD, TENANT shall be responsible for all costs arising from any proceedings, investigation and/or remediation of said contamination.  However, LANDLORD shall indemnify TENANT for any and all costs relating to any proceedings, investigation and/or remediation of said contamination that are found not to have been caused by TENANT upon completion of an investigation into the cause of the contamination.

13.5
At the expiration of the Term of this Agreement or in the case of early termination and early delivery of the LEASED PROPERTY to LANDLORD, TENANT shall deliver to LANDLORD a “Site Abandonment Certificate” or its equivalent document in its original format as issued by the corresponding environmental authorities.  In the event that said Environmental Certificate makes reference to the finding of contamination deriving from the production process undertaken thereat by TENANT,   caused or generated by TENANT as a result of substances TENANT utilized on the LEASED PROPERTY, TENANT shall have the obligation of clearing and remediation said  situation in the LEASED PROPERTY at its sole cost and expense  and to comply with the guidelines established by the environmental authorities until TENANT has obtained the  remediation of the LEASED PROPERTY to the extent necessary to obtain a Release Resolution from the appropriate environmental authority .  In this case and while those works are being carried out, TENANT shall continue bound to pay the Monthly Rent to LANDLORD pursuant to the covenants under this Agreement until the day when LANDLORD receives  a copy of the “Release Resolution” indicating that the site has been totally released and remediated issued by the environmental authorities.

13.6
TENANT warrants and represents that it received the LEASED PROPERTY from LANDLORD free and had not been subject to any spill, accident of ecological nature or final disposal, or recycling of any material or waste considered hazardous pursuant to the terms of the Environmental Laws in Mexico, as of the date when TENANT received material possession of the LEASED PROPERTY on June 2, 2003.  LANDLORD binds itself to keep and maintain TENANT free and clear of any claim, and to defend, indemnify and hold TENANT harmless from any claims, actions, damages, penalties, fines, attorneys’ and consultants’ fees, costs or expenses arising out of acts occurring before TENANT occupied the LEASED PROPERTY, or arising out of the acts or omissions of third parties unrelated to TENANT, also binding itself to undertake any and all measures necessary and/or required by the corresponding environmental authorities in the subject of remediation, should this be ordered by the environmental authorities for contamination existing or occurring prior to TENANT’s occupancy of the LEASED PROPERTY, or resulting from the acts or omissions of third parties unrelated to TENANT.

FOURTEENTH.                                                      NOTICES AND DELIVERIES.

14
All notices, deliveries and other communications required or permitted under this Agreement shall be made in writing and delivered directly to or in person and sent by either a courier service or certified registered mail postage pre-paid, via international courier (or if this service is not available as a result of any strike or any other cause out of the control of the party wishing to deliver such notification, then via available courier) addressed as follows:

In the case of LANDLORD:
ELAMEX DE JUAREZ, S. A. DE C. V.
1800 Northwestern Dr.
El Paso, Texas, USA 79912
Att’n: Mr. Director of Finance

cc:
FERNANDEZ Y ESPINO, JUAREZ, S.C.
Blvd. Tomas Fernandez #7930 Suite 301
Oficinas Campestre, Edificio “B”
Cd. Juárez, Chihuahua, México
C.P. 32450
Att’n:  Mr. L. Roberto Fernández-Reyes

In the case of TENANT:
NTERNATIONAL MANUFACTURING SOLUTIONS OPERACIONES, S. DE R.L. DE C.V.
Calle Mayas y Magneto #7710
Parque Industrial Fernández
Cd. Juárez, Chihuahua, Mexico
Att’n: Sales Director

cc:
Align Tech
881 Martin Avenue
Santa Clara, California
95050 U.S.A.Att’n.:CEO

or any other domicile appointed by either of the parties to the other party in writing with thirty (30) days in advance.  Any notice given through certified or registered mail will be considered as delivered on the date that the return receipt indicates that it was delivered to the addressee.

FIFTEENTH.                                           RESTITUTION AND HOLDOVER.

15.1
TENANT shall deliver to LANDLORD possession of the LEASED PROPERTY at the date of termination hereof by any cause or reason, in good condition and repair, save and except for the normal wear and tear for the passage of time, taking into consideration the maintenance obligation for the LEASED PROPERTY, subject to Clause 2.9.

15.2
All of the furniture, fixtures and equipment installed by TENANT since taking possession of the LEASED PROPERTY under the Original Lease shall continue to be the property of TENANT and shall be removed by TENANT at any time during the term hereof or at the end of the term of this Agreement and TENANT shall, at its sole cost and expense, repair any damage resulting from such installation or removal for the equipment and/or fixtures.

15.3   Any article remaining in the LEASED PROPERTY after the termination of this Agreement may be deemed, at the election of LANDLORD, as abandoned by TENANT and LANDLORD may keep it and dispose of same in the manner as it sees fit without any obligation or responsibility vis-à-vis TENANT.

15.4
If at the conclusion of the INITIAL TERM, if TENANT does not vacate and deliver the LEASED PROPERTY to LANDLORD pursuant to the stipulations under this clause, TENANT shall pay to LANDLORD as monthly rent an amount equal to the last amount for Monthly Rent agreed during the term hereof, plus an amount equal to one hundred percent (100%) without such payment being construed as a waiver or an extension of any kind and such a consideration shall continue in full force and effect until TENANT totally vacates and delivers possession of the LEASED PROPERTY to LANDLORD.  Acceptance of such payment on the part of LANDLORD does not imply under any circumstance, any waiver to its rights to recover the LEASED PROPERTY and evict TENANT.

SIXTEENTH.                                           INSURANCE.

The parties to this Agreement specifically agree as follows:

16.1
As of the COMMENCEMENT DATE and during the TERM hereof, TENANT at its own sole cost and expense shall obtain and maintain in full force and effect insurance policies covering the LEASED PROPERTY of the nature and for the amounts referred above:

A.-
A fire and explosion insurance called “Blanket Coverage” for the total cost of replacement of the building which for the purposes of this Agreement shall be the amount of $2,500,000.00 (Two million five hundred thousand Dollars 00/100) legal currency of the United States of America or its equivalent in Mexican Pesos at the rate of exchange in effect at the time when payment of the entire amount or a part thereof shall be made and which shall also include (i) the so-called “Extended Coverage” and (ii) Crossed Civil Liability which will cover not only goods and persons but any property for an amount of $1,000,000.00 (one million Dollars 00/100) legal currency of the United States of America or its equivalent in Mexican Currency at the rate of exchange in effect on the date which payment must be made.

B.-
An insurance covering consequential losses including the interruption of rents for TENANT’s loss of rents for up to twelve (12) months and the cost of removing debris in an amount not to exceed USD$ 390,000.00 (Three Hundred Ninety Thousand Dollars 00/100) legal currency of the United States Of America.

16.2	The insurance and the coverage contemplated in this clause shall be issued by legally outstanding and enforceable insurance policies issued by U.S. insurance companies authorized to operate in Mexico.

16.3
All of the insurance policies contemplated hereunder, shall designate LANDLORD as additional insured and TENANT as the insured party. TENANT shall deliver, within thirty (30) days after the execution hereof, a copy of the certificate of insurance covering the LEASED PROPERTY.

16.4	TENANT will notify LANDLORD in writing at least thirty (30) days prior to cancellation of any of TENANT’s insurance policies required hereunder.

16.5
In the event of a casualty covered under TENANT’s insurance policies described above, TENANT shall immediately notify in writing LANDLORD and LANDLORD shall start the adjustment proceedings for such damages for which TENANT covenants and agrees to pay all the corresponding deductibles.  If the casualty results in the total destruction of the LEASED PROPERTY, the parties may terminate this Agreement without any further responsibility.

16.6
The entirety of the proceeds paid as a result of such damage or destruction minus the costs of fees and expenses if any incurred in the collection or performance of the insurance adjustments, shall be paid to LANDLORD or TENANT as their corresponding interests may appear to the fullest extent possible to repair and restore the condition and nature of the LEASED PROPERTY prior to the date when said damage or casualty took place.  To the extent that the insurance proceeds do not cover the full repair or replacement cost of the destroyed property, LANDLORD shall be responsible for paying the difference to restore the Building to its condition prior to TENANT’s improvements.

16.7
All deductibles from the collection and performance of insurance coverage shall be borne and paid exclusively by TENANT, except if the casualty paid by the insurance company is the result of damages or destruction from causes attributed to LANDLORD.

SEVENTEENTH.                                           DESTRUCTION.-

17.1
In case of damage to or destruction of the Building or improvements on the LEASED PROPERTY, LANDLORD will promptly, and with the proceeds received from the insurance company that issued the corresponding policy, make such repairs, restoration or rebuilding to the extent that is necessary to provide the TENANT with premises of equal utility, design and construction to that which existed prior to such damage or destruction; and this Lease shall remain in full force and effect during the time such repairs, restoration or rebuilding are/is being effected, in the understanding that in the event such damages are caused by LANDLORD, TENANT shall be entitled to a reduction in the rental payable hereunder while such repairs, restorations or rebuilding are/is being made, to be in the same proportion by which the area of the Building TENANT is prevented to occupy because of such damage.

17.2
In the event that such repairs, restoration or rebuilding cannot be accomplished within one hundred eighty (180) days after occurrence of the damage or destruction (in accordance with a reasonable estimate), and said damage or destruction is not attributable to TENANT, TENANT may, at its option, terminate this Agreement upon written notice to the LANDLORD mailed within thirty (30) days of the date when TENANT receives LANDLORD’s written notification that restoration shall not be completed within a one hundred eighty (180) day period.

EIGHTEENTH.                                           GUARANTY.

Align Tech (also referred to as “Guarantor”, only for the purpose of the guaranty set forth in this clause), a Delaware Corporation, incorporated and domiciled in the United States of America, with principal offices at 881 Martin Avenue, Santa Clara, State of California, 95050, United States of America, shall obtain and deliver to LANDLORD, concurrently with the execution of this Agreement, a document substantially in the same format as Exhibit “F”, duly signed by a legal representative of Align, and certified by a Notary Public, in which this latter party shall constitute itself as guarantor of TENANT in the full and exact compliance with all of the obligations assumed by TENANT, pursuant to this Agreement, and such guaranty shall be valid and enforceable throughout the TERM of this Agreement, even though such a term may be extended in order to cover a period longer than the one set forth herein.  Further, the parties agree that this guaranty shall replace any prior guaranty and shall also cover and guaranty obligations remaining under the Original Lease.

NINETEENTH.                                           SUBORDINATION.

19.1
TENANT covenants and agrees that, at the request of LANDLORD, this Agreement shall be subordinated to any mortgage placed on the LEASED PROPERTY so long as the creditor agrees not to alter or disturb the possession and occupancy and other rights of TENANT deriving from this Agreement.  In any event and for the protection of TENANT, in the case of subrogation, the provisions contemplated under Article 2,308 of  the Civil Code for the State of Chihuahua shall apply. In the event of judicial auction through special foreclosure proceedings or any other proceeding, the creditor shall accept the LEASED PROPERTY subject to the compliance with the terms hereof and shall undertake any and all obligations of LANDLORD pursuant to this Agreement.

19.2
Estoppel Certificate; Financial Statements. TENANT and Guarantor shall deliver, within ten (10) days after LANDLORD's written request therefore, a certificate to the party designated in such request, in the form supplied, certifying that this Lease is unmodified and in full force and effect (or stating any modifications then in effect), that there are no defenses or offsets thereto (or stating those claimed by TENANT), the dates to which rent has been paid, and as to any other information reasonably requested.  Tenant and Guarantor further agree that, within ten (10) days after Landlord’s request therefore, both shall deliver to Landlord accurate audited annual financial statements and quarterly (or such other period for which interim financial statements are prepared) unaudited financial statements, all prepared in accordance with recognized accounting principles, provided however, that in the event that Tenant or Guarantor is a public company and current with required financial filings required for such public company then no such audited/un-audited financial statements will be required for such unless it is required by Landlord for a loan process request process or similar event.

TWENTIETH.	EVENTS OF TERMINATION ATTRIBUTABLE TO TENANT.

20.1
TENANT expressly covenants and agrees that LANDLORD shall have the right, subject to Clause 20.4, to terminate this Agreement without the need of judicial order in any of the following cases, provided however in each instance (a-h) below, such will be considered defaults under the agreement and TENANT, shall have the time period to cure as set forth in Section 20.4:

a)	For the lack of timely payment in more than two Monthly Rents pursuant to the terms hereof.

b)	If TENANT utilizes the LEASED PROPERTY for a purpose other than the one contemplated in Clause 2.1 of this Agreement.

c)
For a use given by TENANT to the LEASED PROPERTY contrary to the obligation assumed by TENANT hereunder or, for serious damage caused by the negligence of TENANT or TENANT’s employees to the LEASED PROPERTY, except if said damage is covered under the insurance policies mentioned in Clause 16 hereof.

d)	In the case of sublease of the LEASED PROPERTY in violation of the provisions under Clause 9 of this Agreement.

e)	If TENANT changes the form of the LEASED PROPERTY without the express and previous written consent of LANDLORD.

f)	For failure to maintain the insurance coverage contemplated under this Agreement.

g)	For failure to maintain in full force and effect the guaranty contemplated under Clause 18 of this Agreement.

h)	For any violation to the applicable laws or any other cause contemplated in the Civil Code for the State of Chihuahua.

20.2
TENANT expressly binds itself that as the result of this Agreement, any of the causes of termination listed in this Clause, after the applicable default notice and cure period shall give rise to immediate termination hereof without the need of judicial declaration or order in that respect and TENANT binds itself to deliver, except if the request from LANDLORD, full possession of the LEASED PROPERTY pursuant to the terms hereof.

20.3
In the event of termination of this Agreement for a cause attributable to TENANT, LANDLORD shall have the right to withhold any and all amounts which had been delivered to LANDLORD as anticipated rent payment or deposit and to apply same to any amount owing by TENANT hereunder without prejudice of any other right which LANDLORD may have.  In addition to the foregoing and in the case of unilateral termination by LANDLORD for any of the causes recited under sections “a” through “h” of Clause 20.1 above and if TENANT’s Guarantor under  Clause Eighteenth hereof has not cured such default and subject to 20.4 below, LANDLORD shall have the right to collect, and TENANT shall be bound to pay, as damages balance of the rent due to LANDLORD from the time LANDLORD declares the early termination of this Lease for breach through the TERMINATION DATE in one payment.

20.4
For any monetary default, TENANT and TENANT’s Guarantor shall have a ten (10) day period to cure after receiving LANDLORD’s written notice to TENANT, informing TENANT of its breach; and for any non-monetary default, TENANT shall have a thirty (30) day period to cure after receiving LANDLORD’s written notice to TENANT, informing TENANT of its breach.  In the case of a non-monetary default which is not capable of being cured within thirty (30) days, it shall be sufficient for TENANT to start to cure within the thirty (30) day period and to diligently prosecute the work to completion thereafter.

TWENTY-FIRST.                                           LABOR RESPONSIBILITY.

21.1
TENANT shall assume full responsibility for all its employees and persons hired for carrying out the activities of TENANT in the LEASED PROPERTY, and TENANT binds itself to strictly comply with all of its obligations as employer with respect to such employees, under the Federal Labor Law of Mexico, the Mexican Law for Social Security, the Mexican Law for the National Housing Institute and any other regulations or rules issued pursuant to the applicable law in that respect.

21.2
TENANT expressly binds and agrees to indemnify and maintain free and clear LANDLORD in the case of any claim filed by any employee or worker of TENANT as well as any claim submitted by the Mexican Social Security Institute or the National Housing Institute for TENANT’s failure to make the payment of the corresponding fees and dues with respect to all of its employees assigned to or hired for the performance of TENANT’s business activities within the LEASED PROPERTY.

TWENTY-SECOND.-	MISCELLANEOUS.-

22.1
Failure on the part of any party hereto to request payment of any damages for a violation of the provisions of this Agreement, or the insistence in the compliance with any covenant under this Agreement, unless there is an express waiver on the part of the affected party, shall not affect the exercise or right to exercise any subsequent action on the part of the injured party under the argument that said action would not have constituted a violation since it has the same legal force and effect that any breach hereto.

22.2
All of the information contained in this Agreement and any documents which may be delivered on the part of any other party pursuant to this Agreement shall be true and accurate and will not be false or inaccurate with respect to any material, act or fact and, with respect to all the representations and warranties made herein, same are true, correct and accurate throughout this Agreement.

22.3
The parties may execute this Agreement in counterparts (and each party shall execute three originals) which all of them together shall be signed by the parties and each counterpart with the original signature of the parties’ representative shall be considered as an original vis-à-vis the party who signed it.

22.4
In the event that any of the parties hereto fails to exercise an action against the other in order to protect certain rights contemplated under this Agreement, such failure shall not be considered as a waiver of any other rights contained and/or contemplated hereunder.

22.5	The terms of this Agreement may only be modified by mutual agreement in writing duly signed by the parties and their respective legal representatives.

22.6
The parties expressly agree to maintain the contents of this Agreement, as well as the terms of the transactions contemplated hereunder, in strict confidentiality and no disclosure to the press with respect to this transaction may be done by neither of the parties without the prior written consent of the other.

22.7
In the case that any of the parties hereto exercises any action against the other with the purpose of demanding compliance with this Agreement, the party prevailing in such action shall be entitled to recover reasonable attorney’s fees for the lawyer or lawyers hired by the prevailing party.

22.8	In the event that either one of the parties requests an amendment to this Agreement, each party will bear its own legal fees so long as the parties agree on the amendment.

22.9	This Agreement is executed in Spanish and English, and in case of discrepancy the Spanish version shall prevail.

22.10 The parties expressly covenant that this Agreement shall be governed and construed pursuant to the terms of the Civil Code for the State of Chihuaha and the Code of Civil Procedures for the State of Chihuahua in effect and any other laws and regulations applicable in the United Mexican States.  For all matters relating to the interpretation and enforcement of this Agreement, the parties hereto expressly submit themselves to the jurisdiction of the Civil Courts in Cd. Juárez, Chihuahua, Mexico, expressly waiving any other jurisdiction which may correspond them by virtue of their nationality or their current or future domiciles or for any other reason.

22.11 TENANT hereby expressly agrees and acknowledges that the option to purchase the LEASED PROPERTY contained in Clause 12 of a certain lease agreement between LANDLORD and TENANT dated November 3, 2004 regarding the LEASED PROPERTY is hereby terminated and shall no longer be in effect.

23.12 Right of Last Look.  LANDLORD hereby grants TENANT a Right of Last Look (as hereinafter described) with respect to the potential sale of the LEASED PROPERTY to a third party. LANDLORD shall be entitled to proceed  with the sale of the LEASED PROPERTY and, once LANDLORD receives a firm offer from a potential buyer for the purchase of the LEASED PROPERTY, before LANDLORD proceeds with the sale of the LEASED PROPERTY, LANDLORD shall notify in writing to TENANT the terms and conditions under which LANDLORD intends to conduct the sale of the LEASED PROPERTY; within the term not to exceed ten (10) days after TENANT has received notification and the information relative to the perspective sale, TENANT shall notify LANDLORD of its intention to match the terms and conditions offered by such a third party to LANDLORD and proceed with the purchase of the LEASED PROPERTY. In such case, TENANT shall meet those terms and conditions and pay the purchase price in a term not to exceed fifteen (15) calendar days after the notification of the purchase by a third party. In order to demonstrate TENANT’S intention to match the terms and conditions offered by a third party to LANDLORD for the purchase of the LEASE PROPERTY, together with its notification of its intention to purchase, TENANT shall deliver to LANDLORD the equivalent of ten percent (10%) of the purchase price via a certified or a cashier’s check, the balance of the purchase price to be delivered to LANDLORD in readily available and unencumbered funds at the time of closing.   However, if that transaction does not take place for a reason attributable to TENANT, TENANT shall forfeit and forever loose any right with respect to such deposit.  This procedure shall vest and be reinstated if the sale of LEASE PROPERTY does not materialize for a reason attributable to LANDLORD.

22.13
TENANT expressly recognizes that it has occupied the LEASED PROPERTY since, approximately June 2, 2003 for which it is in the agreement with the condition currently presented by the LEASED PROPERTY, and expressly represents to know same and that it is suitable for its intended purposes in compliance herewith.

22.14
TENANT shall allow LANDLORD, with 24 hour prior written notice, access to inspect the LEASED PROPERTY including, without limitation, showing the Premises to prospective tenants, purchasers or lenders and to verify that TENANT is in compliance with its maintenance obligations.  The inspection shall not interfere or be a hindrance to TENANT’S operations and shall be conducted during regular business hours.

IN VIEW OF THE FOREGOING, the parties sign this Agreement on July 31, 2008.

LANDLORD
ELAMEX DE JUAREZ, S.A. DE C.V.

By: _/s/ Alma Delia Diaz Bustillos
Alma Delia Díaz Bustillos
Attorney-in-Fact

TENANT
INTERNATIONAL MANUFACTURING SOLUTIONS OPERACIONES,
S. DE R.L. DE C.V

By: _/s/ Toby Malcolm Spoon Middleton
Toby Malcolm Spoon Middleton
Attorney-in-Fact

Guarantor
and
Align
Align Tech

  By: _/s/ Thomas M. Prescott
Thomas Prescott
Chief Executive Officer

8258 07.31.08 final version

EXHIBITS

Exhibit “A”                                           Plot of Land and Building*

Exhibit “B”                                           LANDLORD’s Power of Attorney*

Exhibit “C”                                           TENANT’s Power of Attorney*

Exhibit “D”	List of improvements, construction, modifications or alterations found installed in the LEASED PROPERTY at the execution of the Lease Agreement*

Exhibit “E”                                           Installations, Infrastructure & Fixtures’ Inventory*

Exhibit “D”                                           Guaranty

* Schedules have been omitted but will be provided to the U.S. Securities and Exchange Commission upon request.

Exhibit F

To the Lease Agreement dated July 31, 2008, entered by Elamex de Juarez, S.A. de C.V. and IMS Operaciones, S. de R.L. de C. V.

Guaranty

GUAR

This Guarantee is made as of the 31 day of July, 2008, by **ALIGN TECH**, a Delaware corporation (the "Guarantor"), in favor and for the benefit of **ELAMEX DE JUAREZ, S.A. DE C.V.**, a Mexican corporation (the "Landlord").

<u>WITNESSETH</u>

WHEREAS, the Guarantor is a direct beneficiary from International Manufacturing Solutions Operaciones, S. de R.L. de C.V (the "Tenant"); and

WHEREAS, the Tenant has agreed to enter into a certain Lease Agreement to be dated as of July 31, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the "Lease Agreement") with the Landlord, regarding an industrial facility located at Calle Mayas #7710, Parque Industrial Fernández, in Cd. Juárez, Chihuahua, Mexico, of approximately 262,345 sq. ft., and

WHEREAS, the Guarantor will derive substantial benefit and advantage from the Lease Agreement with the Tenant, and it will be to the Guarantor's direct interest and economic benefit to assist the Tenant in securing such industrial facility.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1. <u>Defined Terms</u>. (a) Unless otherwise defined herein, terms defined in the Lease Agreement and used herein shall have the meanings given to them in the Lease Agreement.

(b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section and paragraph references are to this Guarantee unless otherwise specified.

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(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee. The Guarantor hereby unconditionally guarantees to the Landlord the prompt repayment of any amount of rent (including occupancy costs such as common area maintenance, utilities, and insurance), and interest on any late rent payments (collectively the "Obligations"), provided that timely notice is provided to Guarantor that a rent payment has not been received by Lessor when the same shall become due.

The Guarantor agrees that all payment obligations shall be in U.S. Dollars.

Landlord may enforce this Guarantee against Guarantor without the requirement of any prior action or proceedings against Tenant or any other party or against any collateral held by Landlord.

3. Absolute and Unconditional Guarantee. The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrevocable, and absolute, irrespective of (i) the validity or enforceability of the Lease Agreement, (ii) any extension, renewal, amendment or modification of the Obligations, provided that written consent of Guarantor is received prior to such taking effect, (iii) any amendment to or modification of any of the terms or provisions of the Lease Agreement, including, but not limited to, the assignment and substitution of another related entity as Tenant under the Lease Agreement provided that written consent of Guarantor is received prior to such taking effect, (iv) the absence of any action to enforce the Lease Agreement against the Tenant, or (v) any waiver or consent by the Landlord with respect to any provisions of the Lease Agreement. Notwithstanding anything contained above or herein to the contrary, the Guarantor may assert any defense against the Obligations or assert any counterclaim against the Tenant that any lessee under the Lease Agreement may assert, as long as, such lessee is either (i) a party to the related action or (ii) is otherwise available to participate in the adjudication or resolution of any such defense or counterclaim.

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4. Termination. This Guarantee shall remain in full force and effect until all of the Obligations are paid in full or until the Obligations are otherwise satisfied. Thereafter, the Landlord shall take such action and execute such documents as the Guarantor may request in order to evidence the termination of this Guarantee.

5. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Landlord upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Tenant or upon or as a result of the appointment of a receiver or conservator of, or trustee or similar officer for, the Tenant or any substantial part of its property, or otherwise, all as though such payments had not been made.

6. Payments. The Guarantor hereby agrees that the Obligations will be paid to the Landlord at the office of the Landlord located at 1800 Northwestern Dr., El Paso, Texas, USA 79912, Att'n: Mr. Director of Finance.

7. Notices. All notices, requests and demands to or upon the Landlord or the Guarantor to be effective shall be in writing (or by facsimile or telecopy confirmed in writing) and shall be deemed to have been duly given or made (a) when delivered by hand or (b) if given by mail, five days after being deposited in the mails by certified mail, return receipt requested or (c) if by facsimile or telecopy, when sent and receipt has been confirmed, addressed at its address or transmission number for notices provided below. Each of the Landlord and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

If to the Guarantor:
ALIGN TECH
881 Martin Avenue
Santa Clara, California
95050, U.S.A.
Att'n.: Chief Executive Officer

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8. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Integration. This Guarantee represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Landlord relative to the subject matter hereof not reflected herein.

10. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Landlord; provided that any provision of this Guarantee may be waived by the Landlord in a letter or agreement executed by the Landlord or by telecopy from the Landlord.

(b) The Landlord shall not by any act (except by a written instrument pursuant to paragraph 11(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Landlord, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Landlord of

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any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Landlord would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

11. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12. Successors and Assigns. This Guarantee shall inure to the benefit of the Landlord and its successors and assigns.

13. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

14. Waiver of trial by Jury. In regards to the enforcement of this Guarantee, the Guarantor hereby waives any right to a trial by Jury.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the day and year first above written.

ALIGN TECH

COLLETTE I. STAHL
Commission # 1619927
Notary Public - California
Santa Clara County
My Comm. Expires Nov 8, 2009

By: Thomas M. Prescott
Title: CEO

8257 07.30.08 executing version

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